Exhibit 10.32

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees. Except as described below, each of our non-employee directors is paid a $20,000 annual retainer and $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended via telephone. Our Chairman of the Board is paid a $45,000 annual retainer and our Chairman of the Audit and Finance Committee is a paid a $25,000 annual retainer.

Stock Options. Non-employee directors are granted options to purchase shares of BioSante common stock from time to time in the sole discretion of the board of directors.

Reimbursement of Expenses. Non-employee directors are reimbursed for actual expenses, include travel expenses, incurred in attending board and committee meetings.